Exhibit 99.1
Holly Energy Partners Announces Agreement With Plains All American Pipeline For Joint Ownership Of New Utah Crude Oil Pipeline
DALLAS, TX, November 15, 2007—Holly Energy Partners, L.P. (NYSE: HEP) announced today that it has entered into a Master Formation Agreement with an affiliate of Plains All American Pipeline, L.P. (NYSE: PAA) with respect to the previously announced joint venture between HEP and Plains to construct and operate a new 95-mile intrastate pipeline system, now being constructed by an affiliate of Plains, for the shipment of crude oil into the Salt Lake City, Utah area. The pipeline will be owned by a new joint venture company which will be owned 75% by an affiliate of Plains and 25% by an affiliate of HEP. An affiliate of HEP will purchase its interest in the joint venture for between $22.0 million and $25.5 million, depending on the actual construction costs of the pipeline. The purchase is subject to certain conditions but is expected to occur in the first quarter of 2008, which is when the new pipeline system is expected to become fully operational. The pipeline is being built to provide transportation services to various refiners in the Salt Lake City area, including the Woods Cross Refinery owned by a subsidiary of Holly Corporation. The pipeline will transport crude oil into the Salt Lake City area from the Utah terminus of the Frontier Pipeline and crude oil from Wahsatch station which is currently flowing on Plains’ Rocky Mountain Pipeline. The pipeline will be operated by an affiliate of Plains.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest in the Partnership. The Partnership owns and operates product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Energy Partners
214-871-3555